Exhibit (j)

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Financial Highlights" for Scudder Technology Fund (one of the series comprising Scudder Technology Fund) in the Sector Specific Funds I Prospectuses and the Sector Funds Prospectus, and "Independent Accountants/Auditors and Reports to Shareholders" and "Financial Statements" in the Scudder Technology Fund Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment Number 76 to the Registration Statement (Form N-1A, No. 2-10668) of our report dated December 23, 2002 on the financial statements and financial highlights of Scudder Technology Fund included in the Annual Report dated October 31, 2002.



ERNST & YOUNG LLP

Boston, Massachusetts
December 26, 2002